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                                                                 EXHIBIT 11

                                       April 6, 2001


Barr Rosenberg Series Trust
4 Orinda Way, Building E
Orinda, California 94563

            Re:  REGISTRATION STATEMENT ON FORM N-14
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Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement (the "Registration Statement") of Barr Rosenberg Series Trust (the "Series Trust") on Form N-14 with respect to its AXA Rosenberg Value Market Neutral Fund (the "Value Fund"), a series of the Series Trust, being filed by the Series Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed acquisition by the Value Fund of substantially all of the assets of the Barr Rosenberg VIT Market Neutral Fund (the "Variable Fund"), a series of the Barr Rosenberg Variable Insurance Trust (the "VIT"), and the issuance of shares of beneficial interest of Institutional shares of the Value Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and between the Series Trust, on behalf of the Value Fund, and the VIT, on behalf of the Variable Fund (the "Agreement and Plan of Reorganization"), in substantially the form included as an exhibit to the Registration Statement.

            We have examined: the Agreement and Plan of Reorganization; the Series Trust's Second Amended and Restated Agreement and Declaration of Trust, as amended to the date hereof (the "Series Trust Declaration of Trust), on file in the offices of the Secretary of State of The Commonwealth of Massachusetts and the City Clerk of the City of Boston; the By-Laws of the Series Trust, as amended to the date hereof (the "Series Trust By-Laws") and the Resolutions of the Board of Trustees of the Series Trust adopted at a meeting held December 4, 2000. We have relied upon a certificate of an officer of the Series Trust as to certain factual matters. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

            We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the Series Trust, on behalf of the Value Fund, and the VIT, on behalf of the Variable Fund.

            Based upon the foregoing, we are of the opinion that:


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            1. The Series Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

            2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Series Trust.

            The Series Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Series Trust. However, the Series Trust Declaration of Trust disclaims shareholder liability for acts or obligations of the Series Trust and requires that a notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Series Trust or its Trustees. The Series Trust Declaration of Trust provides for indemnification out of Value Fund property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the Value Fund. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Value Fund would be unable to meet its obligations.

            We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                       Very truly yours,


                                       Ropes & Gray